As filed with the Securities and Exchange Commission on September 20, 2019

Registration No. 333-215145-01

Registration No. 333-155581-01

Registration No. 333-200835-01

Registration No. 333-168731-01

Registration No. 333-215150-01

Registration No. 333-185354-01

Registration No. 333-222048

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENTS NO. 2

TO

FORM S-8

REGISTRATION STATEMENTS NO. 333-215145-01, 333-155581-01, 333-200835-01, 333-168731-01, 333-215150-01 AND 333-185354-01

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-222048

UNDER

THE SECURITIES ACT OF 1933

Southwest Gas Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-3881866
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

Southwest Gas Corporation Employees’ Investment Plan

Southwest Gas Holdings, Inc. Management Incentive Plan

Southwest Gas Holdings, Inc. Amended and Restated 2006 Restricted Stock/Unit Plan

Southwest Gas Holdings, Inc. Omnibus Incentive Plan

(Full Title of plans)

5241 Spring Mountain Road

P.O. Box 98510

Las Vegas, Nevada 89193-8510

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Karen S. Haller

Executive Vice President/Chief Legal and Administrative Officer

Southwest Gas Holdings, Inc.

5241 Spring Mountain Road

P.O. Box 98510

Las Vegas, Nevada 89193-8510

(702) 876-7237

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
See Below (1)	NA	NA	NA	NA

(1)

No additional securities are to be registered, and registration fees were paid upon filing of the original Registration Statements on Form S-8 (File Nos. 333-215145-01, 333-155581-01, 333-200835-01, 333-168731-01, 333-215150-01, 333-185354-01 and 333-222048). Therefore, no further registration fee is required.

EXPLANATORY NOTE

Reincorporation; Assumption of Registration Statements

This Post-Effective Amendment is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), and constitutes Post-Effective Amendment No. 1 or No. 2, as applicable, (the “Amendment”) to Registration Statements Nos. 333-215145-01, 333-155581-01, 333-200835-01, 333-168731-01, 333-215150-01, 333-185354-01 and 333-222048 (the “Registration Statements”) by Southwest Gas Holdings, Inc., a California corporation (“Southwest Gas California”), the predecessor of Southwest Gas Holdings, Inc., a Delaware corporation (the “Company”) and Southwest Gas Corporation, a California corporation and wholly owned subsidiary of the Company (“Southwest”). The Company succeeded to the interests of Southwest Gas California following a reincorporation effected pursuant to an Agreement and Plan of Merger, dated as of September 20, 2019 (the “Merger Agreement”), between Southwest Gas California and the Company. The Merger Agreement provided for, among other things, the merger of Southwest Gas California with and into the Company, a wholly owned subsidiary of Southwest Gas California (the “Merger”). The Merger Agreement was approved by the shareholders of Southwest Gas California at the annual meeting of shareholders held on May 2, 2019, for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As a result of the Merger and upon the effective date of the Merger, each outstanding share common stock, par value $1.00 per share, of Southwest Gas California was automatically converted into one share of common stock, par value $1.00 per share, of the Company. Immediately prior to the consummation of the Merger, the Company had nominal assets and liabilities. Southwest was not impacted by the Merger other than by virtue of the fact that it was a wholly owned subsidiary of Southwest Gas California and now is a wholly owned subsidiary of the Company.

For purposes of this Amendment and the Registration Statements, any reference to “Southwest Gas Holdings, Inc.” (i) as of any time prior to the effective time of the Merger shall mean Southwest Gas California and (ii) as of any time after the effective time of the Merger shall mean the Company.

The prospectuses contained in the Registration Statements incorporate by reference all documents filed by Southwest Gas California and Southwest under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the Registration Statement and will incorporate by reference all documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this Amendment. The prospectuses contained in the Registration Statements, as well as all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective time of the Merger and incorporated by reference in the Registration Statement, will not reflect the change in the state of incorporation of the registrant or changes in capital stock, among other things. With respect to such information, or any other information contained or incorporated by reference in the Registration Statements that is modified by information subsequently incorporated by reference in the Registration Statements, the statement or information previously contained or incorporated in the Registration Statements shall also be deemed modified or superseded in the same manner.

The Registration Statements and prospectuses shall remain unchanged in all other respects. Accordingly, this Amendment consists only of this explanatory note and revised versions of the following parts of the Form S-8; Part II, the signatures, the exhibit index and the exhibits filed in connection with this Amendment.

In accordance with paragraph (d) of Rule 414 of the Securities Act, except as modified by this Amendment, the Company, as successor issuer to Southwest Gas California, hereby expressly adopts the Registration Statements as its own registration statements for all purposes of the Securities Act and the Exchange Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company and Southwest Gas California, as applicable, with the U.S. Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

•	Southwest Gas California’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

•

The portions of Southwest Gas California’s Definitive Proxy Statement on Schedule 14A (filed on March 18, 2019) that were incorporated by reference into Southwest Gas California’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

•	Southwest Gas California’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 filed on May 8, 2019 and August 7, 2019, respectively.

•	Southwest Gas California’s Current Reports on Form 8-K filed on February 26, 2019, March 1, 2019, April 25, 2019, May 6, 2019 and May 31, 2019.

•	A description of the Common Stock contained in the Company’s Registration Statement on Form 8-K12B dated September 20, 2019.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment to the applicable Registration Statement, which indicates that all securities offered thereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in such Registration Statement and made part thereof from their respective dates of filing, excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K (and corresponding information furnished under Item 9.01 or included as an exhibit thereto) unless expressly indicated otherwise.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (“DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s certificate of incorporation provides that, except to the extent prohibited by the DGCL, the Company’s directors shall not be liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Company. Under the DGCL, the directors have a fiduciary duty to the Company, which is not eliminated by these provisions of the certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. This provision does not affect the directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The Company’s bylaws provide that it shall indemnify, to the fullest extent permitted by the DGCL and applicable law, as may be amended, any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was one of the Company’s directors, officers, employees or agents or is or was serving at the Company’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed as a result of the actual or deemed receipt of any indemnification payments made to such person by the Company) reasonably incurred or suffered by such person.

The Company has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the Company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Document

3.1	Certificate of Incorporation of Southwest Gas Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K12B filed September 20, 2019)

3.2	Bylaws of Southwest Gas Holdings, Inc. (incorporated herein by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K12B filed September 20, 2019)

4.1	Southwest Gas Corporation Employees’ Investment Plan (incorporated by reference to Exhibit 4.1 to Southwest Gas Corporation’s Registration Statement on Form S-8 (File No. 333-215145))

4.2	Southwest Gas Holdings, Inc. Management Incentive Plan, amended and restated as of February 23, 2017 (incorporated by reference to Exhibit 10.03 to the Registrant’s Annual Report on Form 10-K filed February 28, 2019)

4.3	Southwest Gas Holdings, Inc. 2006 Restricted Stock/Unit Plan, amended and restated as of December 28, 2016 (incorporated by reference to Exhibit 10.14 to the Registrant’s Annual Report on Form 10-K filed February 28, 2019)

4.4	Southwest Gas Holdings, Inc. Omnibus Incentive Plan. (incorporated by reference to Appendix B to the Proxy Statement dated March 27, 2017, File No. 1-37976)

5.1*	Opinion of Counsel of Southwest Gas Holdings, Inc.

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Counsel of Southwest Gas Holdings, Inc. (included in opinion filed as Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (incorporated herein by reference to Exhibit 24.1 to the Registrant’s Post Effective Amendment No. 1 to the Registration Statements on Form S-8 (File Nos. 333-215145-01, 333-155581-01, 333-200835-01, 333-168731-01, 333-215150-01 and 333-185354-01)

24.2	Power of Attorney (incorporated herein by reference to Exhibit 24.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-222048))

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 or No. 2, as applicable, to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on September 20, 2019.

SOUTHWEST GAS HOLDINGS, INC.
By:	/s/ John P. Hester
Name: John P. Hester
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 or No. 2, as applicable, to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John P. Hester John P. Hester	Director, President and Chief Executive Officer (Principal Executive Officer)	September 20, 2019

/s/ Gregory J. Peterson Gregory J. Peterson	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	September 20, 2019

/s/ Lori L. Colvin Lori L. Colvin	Vice President, Controller, Chief Accounting Officer (Principal Accounting Officer)	September 20, 2019

/s/ Robert L. Boughner* Robert L. Boughner	Director	September 20, 2019

/s/ José A. Cárdenas* José A. Cárdenas	Director	September 20, 2019

/s/ Thomas E. Chestnut* Thomas E. Chestnut	Director	September 20, 2019

/s/ Stephen C. Comer* Stephen C. Comer	Director	September 20, 2019

/s/ Jane Lewis-Raymond Jane Lewis-Raymond	Director	September 20, 2019

/s/ Anne L. Mariucci* Anne L. Mariucci	Director	September 20, 2019

Signature	Title	Date

/s/ Michael J. Melarkey* Michael J. Melarkey	Chairman of the Board of Directors	September 20, 2019

/s/ A. Randall Thoman* A. Randall Thoman	Director	September 20, 2019

/s/ Thomas A. Thomas* Thomas A. Thomas	Director	September 20, 2019

/s/ Leslie T. Thornton Leslie T. Thornton	Director	September 20, 2019

*By:	/s/ John P. Hester
John P. Hester Attorney-in-Fact